Exhibit 10.10

Adial Pharmaceuticals, Inc.

Restricted Stock Unit Grant Notice

Adial Pharmaceuticals, Inc. (the “Company”) has granted to you (the “Participant”) a restricted stock unit award covering the number of shares of Company Stock set forth below (the “RSU Award”).  The RSU Award is granted upon the terms, and subject to the conditions, set forth in this Grant Notice and the Inducement Restricted Stock Unit Agreement as attached hereto (the “Terms and Conditions”), each hereby incorporated herein by this reference and each as amended from time to time. The RSU Award is a stand-alone award separate and apart from and outside of, the Adial Pharmaceuticals, Inc. 2017 Equity Incentive Plan (the “Plan”) that is intended to constitute a non-plan based “inducement grant” as described in Nasdaq Listing Rule 5635(c)(4) and shall not constitute an award granted under the Plan. Notwithstanding the foregoing, the terms, conditions, and definitions set forth in the Plan shall apply to the RSU Award as though the RSU Award had been granted under the Plan (including but not limited to the adjustment provision contained in the Plan), and the RSU Award shall be subject to such terms, conditions, and definitions, which are hereby incorporated herein by reference and made a part hereof. For avoidance of doubt, the RSU Award shall not be counted for purposes of calculating the aggregate number of shares that may be issued or transferred pursuant to awards under the Plan or for purposes of calculating the award limitations under the Plan.

Your RSU Award is subject to the terms and conditions as set forth herein and in the Plan and the Inducement Restricted Stock Unit Agreement, each of which is attached hereto and incorporated herein in its entirety.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:
Shares of Company Stock Subject to RSU Award:
Settlement Date(s):
Expiration Date:	Not applicable.

Type of Grant:	Restricted Stock Unit Award

Vesting Schedule:

Subject to the Participant’s employment or service (as an employee, director or consultant) with the Company through each applicable vesting date, and Sections 3 and 7(b) of the Inducement Restricted Stock Unit Agreement, the RSU Award will vest as follows:

The RSUs shall vest in a series of thirty-six (36) successive equal monthly installments measured from the first one-month anniversary of the Vesting Commencement Date on the same date of the month as the Vesting Commencement Date (the “Service Condition”); provided, that, none of the RSUs shall vest prior to the Company receiving a successful stockholder vote in favor of the Preferred Stock Conversion Proposal at the Parent Stockholders’ Meeting (each as defined in and as contemplated in that certain Agreement and Plan of Merger between the Company, Azora Therapeutics, Inc., and certain other parties, dated June 11, 2026); provided, further, once the Preferred Stock Conversion Proposal has been approved by the Company’s stockholders, the RSUs that would have vested between the Vesting Commencement Date and the Parent Stockholders’ Meeting shall vest as of the Parent Stockholders’ Meeting.

Notwithstanding the foregoing, [●][1] RSUs (the “Milestone RSUs”) shall only be eligible to vest on each monthly vesting date, if at all, in proportion to the number of pre-funded warrants and common warrants sold and issued by the Company (collectively, the “Milestone Warrants”) to investors pursuant to that certain Securities Purchase Agreement, dated June 11, 2026, by and between the Company and certain investors, and that certain Exchange Agreement, dated June 11, 2026, by and between the Company and certain noteholders (collectively, the “Warrant Agreements”), compared to the total Milestone Warrants originally eligible to be sold and issued under the Warrant Agreements (the “Performance Vesting Condition”), as determined by the compensation committee of the Company’s board of directors (the “Compensation Committee”) in its good faith discretion. The RSUs that do not constitute Milestone RSUs (the “Non-Milestone RSUs”) shall vest solely in accordance with the Service Condition.

[1]	NTD: Equal to portion of the award that represents a percentage of the shares issuable pursuant to the milestone warrants.

The Compensation Committee shall determine in good faith whether, and the extent to which, the Milestone RSUs have satisfied the Performance Vesting Condition as of the last day of each of the Company’s fiscal quarters (each, a “Measurement Date”). Any portion of the Milestone RSUs that has satisfied the Performance Vesting Condition as of a Measurement Date shall thereafter be eligible to vest in accordance with the Service Condition, commencing on the first monthly vesting date following such Measurement Date. In addition, to the extent any portion of the Milestone RSUs that has satisfied the Performance Vesting Condition as of a Measurement Date would have otherwise vested prior to such Measurement Date under the Service Condition alone, such portion of the Milestone RSUs shall also vest on the first monthly vesting date following such Measurement Date.

Milestone RSUs that vest in accordance with the foregoing shall be settled as provided above and in the Inducement Restricted Stock Unit Agreement on the same basis as the Non-Milestone RSUs. Any Milestone RSUs that have not satisfied the Performance Vesting Condition as of the last Measurement Date on which Milestone Warrants remain eligible to be sold and issued under the Warrant Agreements shall be forfeited for no consideration.

Participant Acknowledgements:  By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

●	The RSU Award is governed by this Restricted Stock Unit Grant Notice, and the provisions of the Plan and the Inducement Restricted Stock Unit Agreement, each of which is made a part of this document. Except as otherwise provided in the Plan, this Grant Notice and the Inducement Restricted Stock Unit Agreement (together, the “RSU Agreement”) may not be modified, amended, or revised except in a writing signed by you and a duly authorized officer of the Company.

●	You consent to receive this Grant Notice, the Inducement Restricted Stock Unit Agreement, the Plan, the Prospectus, and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

●	You have read and are familiar with the provisions of this Grant Notice, the RSU Agreement, and the Plan.

●	The RSU Agreement sets forth the entire understanding between you and the Company regarding the issuance of Company Stock pursuant to the RSU Award and supersedes all prior oral and written agreements, promises, and/or representations on that subject with the exception of other equity awards previously granted to you and any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern the RSU Award.

●	Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Adial Pharmaceuticals, Inc.		Participant:

By:
	Signature	Signature

Title:		Date:

Date:

Attachments:  Inducement Restricted Stock Unit Agreement, 2017 Equity Incentive Plan

Attachment I

Inducement Restricted Stock Unit Agreement

Adial Pharmaceuticals, Inc. Inducement Restricted Stock Unit Agreement

As reflected by your Restricted Stock Unit Grant Notice (“Grant Notice”), Adial Pharmaceuticals, Inc. (the “Company”) has granted you a stand-alone restricted stock unit award covering a number of shares of Company Stock indicated in your Grant Notice (the “RSU Award”).  The terms of your RSU Award as specified in the Grant Notice and this Inducement Restricted Stock Unit Agreement constitute your RSU Agreement. The RSU Award is a stand-alone award separate and apart from and outside of, the Adial Pharmaceuticals, Inc. 2017 Equity Incentive Plan (the “Plan”) that is intended to constitute a non-plan based “inducement grant” as described in Nasdaq Listing Rule 5635(c)(4) and shall not constitute an award granted under the Plan. Notwithstanding the foregoing, the terms, conditions, and definitions set forth in the Plan shall apply to the RSU Award as though the RSU Award had been granted under the Plan (including but not limited to the adjustment provision contained in the Plan), and the RSU Award shall be subject to such terms, conditions, and definitions, which are hereby incorporated herein by reference and made a part hereof. For avoidance of doubt, the RSU Award shall not be counted for purposes of calculating the aggregate number of shares that may be issued or transferred pursuant to awards under the Plan or for purposes of calculating the award limitations under the Plan. Capitalized terms not otherwise explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same meanings set forth in the Grant Notice or Plan, as applicable.

The general terms and conditions applicable to your RSU Award are as follows:

1. Governing Plan Document. Your RSU Award is subject to the terms, conditions and definitions set forth in the Plan as though the RSU Award were granted under the Plan, including but not limited to Section 4(c) regarding adjustments for changes in capitalization, Section 6(g) regarding Other Stock-Based Awards, Section 8 regarding the effect of a Change in Control, Section 12 regarding tax withholding, Section 16 regarding transferability, and Section 22 regarding Section 409A. Your RSU Award is further subject to all interpretations, amendments, rules, and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.

2. Restricted Stock Units.

(a) Each Restricted Stock Unit represents a right to receive one share of Company Stock, subject to the terms of this Agreement, the Grant Notice, and the Plan. For purposes of applying the Plan provisions incorporated by reference, the RSU Award will be treated as an Other Stock-Based Award under Section 6(g) of the Plan.

(b) You are not required to pay any exercise price or other cash consideration to receive shares upon settlement of the RSU Award, other than any applicable tax withholding obligations.

3. Vesting and Forfeiture. The RSU Award will vest as set forth in the Grant Notice, subject to your continued employment or service with the Company through each applicable vesting date, except as otherwise provided in this Agreement, the Plan, or any written agreement between you and the Company that expressly governs the RSU Award.

If your employment or service with the Company terminates for any reason, any portion of the RSU Award that has not vested as of the date of such termination will be forfeited immediately and automatically for no consideration, except as otherwise provided in Section 7(b) of the Plan and Section 7 hereof.

4. Settlement.

(a) Subject to Section 5 of this Agreement and Sections 11, 12, and 22 of the Plan, each vested Restricted Stock Unit will be settled by the Company’s issuance of one share of Company Stock as soon as practicable after the applicable vesting date.

(b) No fractional shares of Company Stock will be issued or delivered in settlement of the RSU Award. The Administrator shall determine whether cash, other Awards, or other property will be issued or paid in lieu of any fractional share or whether any fractional share or rights thereto will be forfeited or otherwise eliminated.

5. Withholding Obligations. Subject to complying with applicable law and Company policies, the Company shall establish a procedure to permit you to satisfy any withholding obligations arising from the vesting date, settlement date, or any time thereafter through a sell-to-cover procedure or pursuant to an individual 10b5-1 trading plan. Notwithstanding the foregoing, you and the Company may agree to satisfy your withholding obligations through any alternative withholding procedure established by the Company, including the provisions relating to withholding as set forth in Section 12 of the Plan; provided, that, in signing this Agreement, you agree to make adequate provision for, any sums required to satisfy the federal, state, local, and foreign tax withholding obligations, if any, which arise in connection with the RSU Award in accordance with the withholding procedures established by the Company. The Company shall have no obligation to issue shares of Company Stock subject to the RSU Award unless and until such obligations are satisfied. If permitted by the Administrator, the Company may also satisfy such withholding obligations by withholding shares of Company Stock otherwise deliverable under the RSU Award. If the amount of the Company’s withholding obligation in connection with your RSU Award is greater than the amount actually withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

6. Transferability. Except as otherwise provided in Section 16 of the Plan, your RSU Award is not assignable or transferable, except by will or by the applicable laws of descent and distribution, and is not subject in any manner to assignment, alienation, pledge, encumbrance, or charge. Any shares issued upon settlement will be subject to the transfer restrictions and Company policies applicable to the Company Stock.

7. Involuntary Termination; Change in Control.

(a) Your RSU Award is subject to the terms of any agreement governing a Change in Control involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities, and any contingent consideration.

(b) If your employment or service with the Company ends as a result of a Company-initiated termination without Cause or your resignation for Good Reason (as defined in the certain Amended and Restated Executive Employment Agreement, dated June 4, 2026, between you and the Company (as may be amended from time to time, the “Employment Agreement”)) (each, an “Involuntary Termination”), then, notwithstanding any provision of the Plan or the Inducement Restricted Stock Unit Agreement to the contrary and subject to any additional conditions set forth in your Employment Agreement (including execution and nonrevocation of a release of claims in favor of the Company):

(i) If such Involuntary Termination occurs outside of a Change in Control Protection Period (as defined below), you will receive an additional 12 months of vesting credit towards the Service Condition for all Non-Milestone RSUs and Milestone RSUs that have met the Performance Vesting Condition as of the Involuntary Termination date; and

(ii) If such Involuntary Termination occurs during the Change in Control Protection Period, your RSU Award will vest in full as of the date of such Involuntary Termination (or the date of the Change in Control, if later), with any Milestone RSUs that remain subject to the Performance Vesting Condition being deemed to have satisfied such condition, and will be settled in accordance with Section 4.

(c) For purposes of this Section 7, “Change in Control Protection Period” means the period beginning three (3) months prior to, and ending twelve (12) months following, the consummation of a Change in Control (as defined in the Plan, but for the avoidance of doubt, not including the Transaction (as defined in your Employment Agreement) or the approval by the Company’s stockholders of the Parent Stockholder Matters (as defined in the Merger Agreement)).

8. No Liability for Taxes. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its officers, directors, employees, or affiliates related to tax liabilities arising from the RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial, and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so. This Agreement is intended to be exempt from, or comply with, Section 409A of the Code and shall be interpreted consistently with Section 22 of the Plan; however, the Company does not guarantee any particular tax treatment of the RSU Award.

9. Severability. If any part of this RSU Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this RSU Agreement or the Plan not declared to be unlawful or invalid. Any Section of this RSU Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

10. Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

11. Questions. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable federal income tax consequences, please see the Prospectus.

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Attachment II

Adial Pharmaceuticals, Inc. 2017 Equity Incentive Plan